Exhibit 99.1

July 31, 2014
Earnings Report
June 30, 2014

Dear Shareholders:

We are pleased to announce year to date net income increased 5.2% to $3.68 million as of June 30, 2014 from $3.49 million as of June 30, 2013. Year to date diluted earnings per share increased 5.4% to $1.36 from $1.29 during the same period last year. The increase in year to date earnings is largely attributable to higher net interest income and lower provision expense.

Quarter to date net income increased from $1.79 million as of June 30, 2013 to $1.90 million as of June 30, 2014. Quarter to date diluted earnings per share increased 6.1% to $0.70 from $0.66 during the same period last year. The increase in quarterly earnings is primarily due to higher net interest income and lower income tax expense relative to the same period last year.

Total assets were $785.3 million at June 30, 2014, which represents a 10.7% increase from the period ended June 30, 2013. The overall net increase in total assets was driven by a 14.1% increase in securities and a 9.8% increase in net loans, which were funded by a 3.8% increase in deposits and a 106.4% increase in other borrowed funds.

Our recent expansions into Madison and Fayette Counties continue to go smoothly, and we remain committed to supporting all of our communities. We are excited about the results of the Kentucky Bank Tennis Championships, held from July 21-27, which is Kentucky's only professional tennis event. This one-of-a-kind tournament brings national and international attention to Central Kentucky and the entire state, and we are proud to be the title sponsor for the event.

We continue to see an increase in lending opportunities which is reflected in the increase in net loans compared to the same period last year. While this increase is encouraging, the outlook on loan demand and overall economic conditions remains uncertain which, when combined with heightened regulatory pressure, continues to make for a challenging banking environment. That said, we are moving forward with strategic opportunities such as branch expansion, loan growth, and increased service offerings in a measured manner to build and reaffirm a strong foundation for future growth. We will do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 6/30/2014       6/30/2013        Change


Assets
  Cash & Due From Banks                        $  14,951,211   $  14,229,877        5.1%
  Securities                                     224,167,851     196,435,636       14.1
  Trading Assets                                   5,242,456               -        n/a
  Loans Held for Sale                                495,158         418,600       18.3
  Loans                                          496,134,147     452,244,676        9.7
  Reserve for Loan Losses                          5,614,398       5,497,774        2.1
    Net Loans                                    490,519,749     446,746,902        9.8
  Federal Funds Sold                                  88,000          76,000       15.8
  Other Assets                                    49,831,954      51,248,111       -2.8
     Total Assets                              $ 785,296,379   $ 709,155,126       10.7%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 157,987,820   $ 147,212,209        7.3%
    Savings & Interest Checking                  257,258,919     238,417,339        7.9
    Certificates of Deposit                      182,162,250     190,114,597       -4.2
      Total Deposits                             597,408,989     575,744,145        3.8
  Repurchase Agreements                           11,296,904      12,731,563      -11.3
  Other Borrowed Funds                            93,279,778      45,196,278      106.4
  Other Liabilities                                8,379,091       5,303,127       58.0
    Total Liabilities                            710,364,762     638,975,113       11.2
  Stockholders' Equity                            74,931,617      70,180,013        6.8
    Total Liabilities & Stockholders' Equity   $ 785,296,379   $ 709,155,126       10.7%



CONSOLIDATED INCOME STATEMENT

                                                  Six Months Ending                     Three Months Ending
                                                                   Percentage                             Percentage
                                        6/30/2014     6/30/2013      Change     6/30/2014     6/30/2013     Change
Interest Income                        $ 14,687,810  $ 13,792,916      6.5%    $ 7,405,276   $ 6,837,165      8.3%
Interest Expense                          1,859,440     1,637,927     13.5         926,266       816,244     13.5
  Net Interest Income                    12,828,370    12,154,989      5.5       6,479,010     6,020,921      7.6
Loan Loss Provision                         200,000       600,000    -66.7         100,000       150,000    -33.3
  Net Interest Income After Provision    12,628,370    11,554,989      9.3       6,379,010     5,870,921      8.7
Other Income                              4,937,168     5,429,884     -9.1       2,668,784     2,827,632     -5.6
Other Expenses                           13,229,336    12,620,721      4.8       6,775,445     6,444,636      5.1
  Income Before Taxes                     4,336,202     4,364,152     -0.6       2,272,349     2,253,917      0.8
Income Taxes                                660,724       869,910    -24.0         368,307       468,690    -21.4
  Net Income                           $  3,675,478  $  3,494,242      5.2%    $ 1,904,042   $ 1,785,227      6.7%
Net Change in Unrealized Gain (Loss)
 on Securities                            4,980,702    (5,976,917)   183.3       1,729,473    (4,725,054)   136.6
  Comprehensive Income (Loss)          $  8,656,180  $ (2,482,675)   448.7%    $ 3,633,515   $(2,939,827)   223.6%

Selected Ratios
  Return on Average Assets                     0.94%         0.98%                    0.97%         1.00%
  Return on Average Equity                    10.18          9.43                    10.33          9.63

  Earnings Per Share                        $  1.36       $  1.29                  $  0.70       $  0.66
  Earnings Per Share - assuming dilution       1.36          1.29                     0.70          0.66
  Cash Dividends Per Share                     0.50          0.48                     0.25          0.24
  Book Value Per Share                        27.54         25.78

  Market Price                         High        Low         Close
    Second Quarter '14                $27.50      $23.75      $26.74
    First Quarter '14                  24.80       23.90       24.75